Exhibit 23.2

[LOGO OF KPMG]

One Mellon Bank Center	Telephone 412 391 9710
Pittsburgh, PA 15219	Fax 412 391 8963

The Board of Directors

Mellon Financial Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 regarding the Mellon 401(k) Retirement Savings Plan of our report dated February 14, 2003, relating to the consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Mellon Financial Corporation and our report dated June 21, 2002, relating to the statements of net assets available for plan benefits of the Mellon 401(k) Retirement Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2001, Mellon 401(k) Retirement Savings Plan’s annual report on Form 11-K. Our February 14, 2003 report refers to a change in 2002 in the method of accounting for goodwill and other intangibles resulting from business combinations in accordance with Statement of Financial Accounting Standards No. 142.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

May 20, 2003